Atmosphere Annealing, Inc.
BCGW, Inc.
Amended and Restated Credit Agreement
Dated as of August 28, 2006

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 28th day of August, 2006, by and between ATMOSPHERE ANNEALING, INC., a Michigan corporation (“Annealing”), BCGW, Inc., a Michigan corporation (“BCGW”, and together with Annealing, “Companies”, and individually a “Company”), and THE HUNTINGTON NATIONAL BANK, a national banking association (“Lender”).

RECITALS

A. Annealing has requested that Lender extend to it credit as previously extended by Lender under the Credit Agreement dated as of November 18, 2003, as amended, between Annealing and Lender (the “Prior Credit Agreement”), on the terms and conditions set forth herein.

B. BCGW has requested that Lender extend credit to it.

C. Lender is willing to extend such credit to Companies on the terms and conditions herein set forth.

D. This agreement shall constitute an amendment and restatement of the Prior Credit Agreement as provided in Section 12.13 hereof.

NOW, THEREFORE, Lender and Companies agree as follows:

W I T N E S S E T H

1.	DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account” shall mean any right to payment of Annealing for goods sold or leased or for services rendered.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Advance” shall mean a borrowing requested by Annealing and made by Lender under Articles 2 or 3D of this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Applicable LIBO/LIBOR Margin” and “Applicable Prime Margin” as applicable, shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.1. Adjustments to the Applicable LIBO/LIBOR Margin and the Applicable Prime Margin, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

(a) Such adjustments shall be given prospective effect only, effective as to all amounts outstanding hereunder upon the date of delivery of the financial statements to the Lender under Sections 8.1(a) and (d) and the compliance certificate under Section 8.10 hereunder, in each case establishing applicability of the appropriate adjustment, with no retroactivity or claw-back. If Companies fail timely to deliver financial statements required under Section 8.1(a) or (d) or the compliance certificate under Section 8.10, then from the date delivery to the Bank of such financial statements and certificate was required until such financial statements and certificate are delivered, the margins shall be at the highest level on pricing matrix attached to this Agreement as Schedule 1.1.

(b) From the date hereof until the receipt of Companies’ financial statements for the fiscal quarter ending on September 30, 2006, the margins shall be those set forth under the Level III column of the pricing matrix attached to this Agreement as Schedule 1.1.

“Base LIBOR Rate” shall mean, with respect to a LIBOR Borrowing for an Interest Period, LIBOR as of 11:00 a.m. two (2) London Business Days prior to the first day of such Interest Period for deposits with maturities approximately equal to such Interest Period and in an amount approximately equal to the amount of such LIBOR Borrowing.

“BCGW Guaranty” shall mean the unconditional guaranty of the obligations of Annealing to the Lender, executed by BCGW and dated as of the date hereof, as amended from time to time.

“Borrowing Base” shall mean as of any date of determination, eighty percent (80%) of Eligible Accounts.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Capital Expenditure” shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of a Company, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of either, thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of Companies.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by Company as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of Companies, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Annealing includes consolidation with its Subsidiaries (including BCGW) in accordance with GAAP.

“Consolidated Debt” shall mean, as of any applicable time of determination thereof, the total liabilities of Annealing which are required to be shown on its Consolidated balance sheet, as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean for any period of determination, the Consolidated net income of Annealing and its Subsidiaries for such period, plus, to the extent deducted in determining net income, federal income tax expense, depreciation, amortization and interest expense for such period, all as determined in accordance with GAAP.

“Consolidated Funded Debt” shall mean as of any date all Funded Debt of Annealing and its Subsidiaries as of such date, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the excess of (i) the Consolidated net book value of all assets of Annealing and its Subsidiaries (other than amounts due from Affiliates, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (ii) all Consolidated Debt, in each case determined in accordance with GAAP.

“Daily Fluctuating LIBO Rate” shall mean the rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for one (1) month periods, as offered and determined by Lender in its sole discretion based upon information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Rate Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying LIBO rates; or, if such service ceases to be available or ceases to be used by Lender, such other reasonably comparable money rate service as Lender may select) or upon information obtained from any other reasonable procedure, on each date the Daily Fluctuating LIBO Rate is determined; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on each date the Daily Fluctuating LIBO Rate is determined by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System or any other regulations of any governmental authority having jurisdiction with respect thereto, all as conclusively determined by Lender, absent manifest error, such result to be rounded up, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16 of 1.0%) per annum. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, the interest rate shall change automatically without notice to Companies immediately on each day with each change in the Daily Fluctuating LIBO Rate or the reserve requirement, as applicable, with any change thereto effective as of the opening of business of the day of the change (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the time of this loan, Lender may designate a substitute index after written notice to Companies. Lender will tell Companies the current index rate upon Companies’ written request. The interest rate change will not occur more often than once each day.

“Debt Ratio” shall mean as of any date of determination, a ratio, the numerator of which is Consolidated Debt as of such date, and the denominator of which is Consolidated Tangible Net Worth as of such date.

“Default” shall mean any event or omission which, with the passage of time, the giving of notice, or both, would constitute an Event of Default as defined herein.

“Eligible Account” shall mean an Account (but shall not include interest and service charges) arising in the ordinary course of Annealing’s business which meets each of the following requirements:

(a) it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

(c) it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing reasonably acceptable to Lender;

(d) it is not evidenced by any note or other negotiable instrument or by any chattel paper;

(e) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any known claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(f) it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Lender;

(g) it is not owing by a subsidiary or affiliate of Companies, nor by an Account Debtor (other than General Motors de Mexico and Harrington Tool and Die) which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(h) it is not an account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Lender’s security interest in such account;

(i) it is not owing by an Account Debtor for which either Company has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(j) it is not an account billed in advance, payable on delivery, for unbilled sales, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or otherwise insured by a surety company;

(k) it is not owing by an Account Debtor who has failed to pay twenty five percent (25%) or more of the aggregate amount of its Accounts owing to Annealing within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts; and

(l) it is not an Account which when aggregated with all other Accounts owing by the same Account Debtor would cause Annealing’s Accounts owing from such Account Debtor to exceed an amount equal to thirty percent (30%) of Annealing’s aggregate Accounts owing from all Account Debtors, provided, however, Lender in its sole discretion may, upon prior written notice to Annealing, establish higher or lower concentration limits for any specific Account Debtor;

(m) it is not owing by any Account Debtor whose obligations Lender, in its reasonable commercial discretion, shall have notified Companies are not deemed to constitute Eligible Accounts. Any such notification shall apply only to Accounts created after the date thereof.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

“Equipment Line Maturity Date” shall mean March 15, 2007.

“Equipment Line Note” shall mean the Note issued by Annealing under Article 3D of this Agreement in the form attached as Exhibit “G”.

“Equipment Term Note” shall mean the Note issued by Annealing under Article 3E of this agreement in the form attached as Exhibit “D”.

“Equipment Term Note Maturity Date” shall mean March 15, 2014.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean any of the Events of Default specified in Section 11 hereof.

“Excess Cash Flow” shall mean, for any period of four fiscal quarters of Companies as to which the Fixed Charge Coverage Ratio (calculated based on financial results for those quarters) exceeded 1.2 to 1.0, the amount which, if subtracted from the numerator used to calculate such Fixed Charge Coverage Ratio, would result in the Fixed Charge Coverage Ratio being 1.2 to 1.0.

“Fixed Charge Coverage Ratio” shall mean as of any date of determination, a ratio, the numerator of which is Consolidated EBITDA for the four fiscal quarters ending on such date, plus rent and lease expense and property taxes of Companies for such period, less dividends and other distributions paid by Annealing during such period, and the denominator of which is the sum of all regularly scheduled payments of principal on indebtedness (excluding principal payments with respect to the Revolving Credit Note but including the principal component of Capital Lease obligations) of Companies paid or due and payable during such period, plus the sum of all payments of interest (including the interest component of Capital Lease obligations) paid or due and payable by Companies during such period and Non-Funded Capital Expenditures, rent and lease expense and property and income taxes paid by Companies during such period.

“Funded Debt” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capital Leases, and (c) all obligations of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied. In calculating the financial covenants in this Agreement, GAAP shall be determined based on GAAP as in effect on the date of this Agreement. In all other cases GAAP shall be determined based on GAAP as in effect from time to time.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of Companies to Lender under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Companies to Lender arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Interest Period” shall mean, with respect to a LIBOR Borrowing, a period of one (1) month, commencing on the date of the first advance of each Term Note, as applicable, with respect to such LIBOR Borrowing. If any Interest Period would otherwise end on a day which is not a London Business Day, such Interest Period shall be extended to end on the next succeeding London Business Day.

“Lansing Mortgage” shall mean the mortgage dated as of the date hereof, executed and delivered by BCGW to Lender, encumbering property commonly described as 209 Mt. Hope Avenue, Lansing, Michigan, as amended from time to time.

“Leverage Ratio” shall mean as of the last day of each fiscal quarter of Companies, a ratio, the numerator of which is Consolidated Funded Debt as of such date and the denominator of which is Consolidated EBITDA for the four fiscal quarters ending on such date.

“LIBO Rate” shall mean for any date, the fluctuating per annum interest rate equal to the Applicable LIBO/LIBOR Margin above the Daily Fluctuating LIBO Rate.

“LIBOR” shall mean, with respect to an Interest Period, the British Bankers’ Association (“BBA”) interest settlement rate based on an average of rates quoted by BBA designated banks as being, in BBA’s view, the offered rate at which deposits in U.S. Dollars are being quoted to prime banks in the London interbank market at 11:00 a.m. (London time) two (2) London Business Days prior to the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal or comparable to the principal amount of the Advance to which the Interest Period relates, as such rates are determined by the BBA and displayed on the Reuter’s Screen.

“LIBOR Borrowing” shall mean the principal amount of any portion of a Term Note bearing interest at the LIBOR Rate.

“LIBOR Lending Office” shall mean such branch of Lender, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Company.

“LIBOR Rate” shall mean, with respect to an Interest Period, the sum of the Applicable LIBO/LIBOR Margin plus the quotient of: (i) the Base LIBOR Rate applicable to that Interest Period, divided by (ii) one (1) minus the Reserve Requirement (expressed as a decimal) applicable to the Interest Period. The LIBOR Rate shall be rounded to 5 decimal places.

“Loan Documents” shall mean collectively, this Agreement, any Notes, the Security Agreement, the Mortgages, and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

“London Business Day” shall mean a Business Day on which dealings in dollar deposits are carried out in the London Interbank market and on which banks, generally, in New York, New York are open for business.

“Maxco” shall mean Maxco, Inc., a Michigan corporation.

“Maxco Loan” shall mean a loan to be made by Annealing to Maxco on or before August 31, 2006, in the maximum principal amount of $8,500,000.

“Maxco Note” shall mean the Demand Note from Maxco as maker to Annealing as payee evidencing the Maxco Loan.

“Mortgages” shall mean Lansing Mortgage and the mortgages of real property located in North Vernon, Indiana and Canton, Ohio, dated November 18, 2003, executed and delivered to the Lender by Annealing.

“Non-Funded Capital Expenditure” shall mean any Capital Expenditure purchased by Companies with internally generated (i.e., non-borrowed) funds.

“Note” shall mean the Revolving Credit Note, Term Note A, Term Note B and Term Note C, as the case may be, as any may be amended or modified from time to time, and “Notes” shall refer to all of them.

“Permitted Liens” shall mean with respect to any Person:

(a) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

(b) mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(c) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

(d) (i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied; and

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Prepayment Premium” shall mean, in the case of a Principal Prepayment, an amount equal to the positive difference, if any, between (i) the aggregate amount of interest which would otherwise be payable on the prepaid principal amount for the remainder of the applicable Interest Period, and (ii) the aggregate amount of interest Lender would earn if the prepaid principal amount were reinvested at the Treasury Rate for the remainder of the applicable Interest Period. The term “Treasury Rate” means the yield on U.S. Treasury securities at constant maturity as interpolated by the U.S. Treasury from the daily yield curve, based on the closing market big yields on actively-traded U.S. Treasury securities in the over-the-counter market, as such yields are stated under the heading referred to as “U.S. Government Securities, Treasury Constant Maturities” in Document H.15(519), presently published by the Board of Governors of the Federal Reserve System and titled “Federal Reserve Statistical Release.” The Treasury Rate used to calculate a Prepayment Premium shall be the constant maturity yield value read from the yield curve at the fixed maturity which is the same as, or is the next closest period which is longer than, the applicable Interest Period.

“Principal Prepayment” shall mean a payment of principal of a Term Note which is bearing interest at the LIBOR Rate on a day which is not the last day of the applicable Interest Period.

“Prime Rate” shall mean the per annum interest rate established by Lender as its prime commercial rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Lender at any such time, plus the Applicable Prime Margin.

“Request for Revolving Credit Advance” shall mean a Request for Advance issued by Annealing under this Agreement in the form annexed to this Agreement as Exhibit “B”.

“Request for Equipment Line Advance” shall mean a request for equipment line advance to be issued by Annealing under Article 3D in the form attached as Exhibit “H”.

“Reserve Requirement” shall mean, with respect to an Interest Period, the daily average during such Interest Period of the aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) which may be imposed on Lender under Regulation D on Eurocurrency liabilities, in the case of LIBOR Borrowings.

“Revolving Credit Maturity Date” shall mean August 15, 2008.

“Revolving Credit Note” shall mean the Note described in Section 2.1 hereof made by Annealing to Lender in the form annexed to this Agreement as Exhibit “C”.

“Security Agreement” shall mean the Security Agreement dated as of November 18, 2003, as amended by the First Amendment dated as of the date hereof, from Annealing as debtor to Lender as secured party, as amended from time to time.

“Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or equivalent equity interests are owned by Annealing, either directly or indirectly through one or more intermediaries.

“Term Loan A Maturity Date” shall mean August 31, 2009.

“Term Loan B Maturity Date” shall mean August 31, 2011.

“Term Loan C Maturity Date” shall mean August 31, 2011.

“Term Note A” shall mean the Note issued by Annealing under Article 3A of this Agreement in the form attached as Exhibit “A”.

“Term Note B” shall mean the Note issued by Annealing under Article 3B of this Agreement in the form attached as Exhibit “E”.

“Term Note C” shall mean the Note issued by Annealing under Article 3C of this Agreement in the form attached as Exhibit “F”.

“Term Note” shall mean Term Note A, Term Note B, or Term Note C, and “Term Notes” shall mean all of them.

2. THE INDEBTEDNESS: REVOLVING CREDIT

2.1 Subject to the terms and conditions of this Agreement, Lender shall make Advances to Annealing at any time and from time to time until the Revolving Credit Maturity Date, not to exceed Six Million Dollars ($6,000,000) in aggregate principal amount at any one time outstanding. All of the Advances under this Article 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date, and each Advance from time to time outstanding thereunder shall bear interest at the LIBO Rate or as otherwise provided under this Agreement. The amount and date of each Advance and the amount and date of any repayment shall be noted on Lender’s records, which records will be conclusive evidence thereof absent demonstrable error.

2.3 Annealing may request an Advance under this Article 2 upon the delivery to Lender of a Request for Advance executed by an authorized officer of Annealing, subject to the following:

(a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “B”;

(b) each such Request for Advance shall be delivered to Lender by 11:00 a.m. Detroit time on the proposed date thereof;

(c) the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Article 2, shall not exceed the formula set forth in Section 2.5 below; and

(d) a Request for Advance, once delivered to Lender, shall be irrevocable.

2.4 Annealing may prepay all or part of the outstanding balance of the Advance(s) under the Revolving Credit Note at any time without premium or penalty.

2.5 The aggregate principal amount at any one time outstanding under the Revolving Credit Note shall never exceed the Borrowing Base. Annealing shall immediately make all payments necessary to comply with this provision.

2.6 Proceeds of the initial Advance under the Revolving Credit Note shall be used solely for working capital purposes except that up to $700,000 may be used to fund the Maxco Loan.

2.7 Annealing agrees to pay to Lender a commitment fee on the average daily balance of the unused portion of the Revolving Credit Note at the rate of one-eighth of one percent (1/8%) per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first day of each January, April, July and October, commencing October 1, 2006, and on the Revolving Credit Maturity Date, and shall be non-refundable. For purposes of calculating the Commitment Fee, the face amount of all outstanding letters of credit issued by Bank for the account of Annealing shall be deemed to be usage of the Revolving Credit Note.

3A THE INDEBTEDNESS: TERM LOAN A

3A.1 Lender agrees to loan to Annealing, and Annealing agrees to borrow, on the date of execution of this Agreement, the sum of Three Million Two Hundred Eighty-Five Thousand Dollars ($3,285,000). At the time of borrowing, Annealing agrees to execute Term Note A with appropriate insertions as evidence of the indebtedness hereunder. The loan made under this Article 3A shall be subject to the terms and conditions of this Agreement.

3A.2 The indebtedness represented by Term Note A shall be repaid in consecutive monthly principal installments in the amount of Ninety-One Thousand Two Hundred Fifty Thousand Dollars ($91,250) each, commencing on September 28, 2006, and on the 28th day of each month thereafter until the Term Loan A Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable.

3A.3 The proceeds of Term Loan A shall be used to fund the Maxco Loan.

3A.4 Term Note A shall bear interest at a rate per annum equal to the LIBOR Rate. Monthly payments of interest shall be payable on the last day of each Interest Period, commencing on the last day of the first Interest Period, and thereafter on the last day of each subsequent Interest Period. The LIBOR Rate, the Interest Period, and the amount and date of any repayment shall be noted on Lender’s records, which records will be presumed correct absent manifest error. Notwithstanding the foregoing, from and after the occurrence of any Event of Default, Term Note A shall bear interest, payable on demand, at a rate per annum equal three percent (3%) above the LIBOR Rate until the end of the then current Interest Period, at which time Term Note A shall bear interest at the rate of three percent (3%) above the Prime-based Rate. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The LIBOR Rate shall be reset at the end of each Interest Period.

3B THE INDEBTEDNESS: TERM LOAN B

3B.1 Lender agrees to loan to Annealing, and Annealing agrees to borrow, on the date of execution of this Agreement, the sum of Two Million Six Hundred Eighty Thousand Dollars ($2,680,000). At the time of borrowing, Annealing agrees to execute Term Note B with appropriate insertions as evidence of the indebtedness hereunder. The loan made under this Article 3B shall be subject to the terms and conditions of this Agreement.

3B.2 The indebtedness represented by Term Note B shall be repaid in equal consecutive monthly principal installments in the amount of Eleven Thousand One Hundred Sixty Six and 67/100 Dollars ($11,166.67) each, commencing on September 28, 2006, and on the 28th day of each month thereafter until the Term Loan B Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable.

3B.3 The proceeds of Term Loan B shall be first used to renew and extend indebtedness owed by Annealing under this Prior Credit Agreement, with the balance to fund the Maxco Loan.

3B.4 Term Note B shall bear interest at a rate per annum equal to the LIBOR Rate. Monthly payments of interest shall be payable on the last day of each Interest Period, commencing on the last day of the first Interest Period, and thereafter on the last day of each subsequent Interest Period. The LIBOR Rate, the Interest Period, and the amount and date of any repayment shall be noted on Lender’s records, which records will be presumed correct absent manifest error. Notwithstanding the foregoing, from and after the occurrence of any Event of Default, Term Note B shall bear interest, payable on demand, at a rate per annum equal three percent (3%) above the LIBOR Rate until the end of the then current Interest Period, at which time Term Note B shall bear interest at the rate of three percent (3%) above the Prime-based Rate. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The LIBOR Rate shall be reset at the end of each Interest Period.

3C THE INDEBTEDNESS: TERM LOAN C

3C.1 Lender agrees to loan to Companies, and Companies agree to borrow, on the date of execution of this Agreement, the sum of One Million Three Hundred Sixty Thousand Dollars ($1,360,000). At the time of borrowing, Companies agree to execute Term Note C with appropriate insertions as evidence of the indebtedness hereunder. The loan made under this Article 3C shall be subject to the terms and conditions of this Agreement.

3C.2 The indebtedness represented by Term Note C shall be repaid in equal consecutive principal installments in the amount of Five Thousand Six Hundred Sixty Six and 67/100 Dollars ($5,666.67) each, commencing on September 28, 2006, and on the 28th day of each month thereafter until the Term Loan C Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable.

3C.3 The proceeds of Term Loan C shall be used to refinance indebtedness owed by BCGW to Capitol National Bank and to fund the Maxco Loan.

3C.4 Term Note C shall bear interest at a rate per annum equal to the LIBOR Rate. Monthly payments of interest shall be payable on the last day of each Interest Period, commencing on the last day of the first Interest Period, and thereafter on the last day of each subsequent Interest Period. The LIBOR Rate, the Interest Period, and the amount and date of any repayment shall be noted on Lender’s records, which records will be presumed correct absent manifest error. Notwithstanding the foregoing, from and after the occurrence of any Event of Default, Term Note C shall bear interest, payable on demand, at a rate per annum equal three percent (3%) above the LIBOR Rate until the end of the then current Interest Period, at which time Term Note C shall bear interest at the rate of three percent (3%) above the Prime-based Rate. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The LIBOR Rate shall be reset at the end of each Interest Period.

3C.5 All obligations of Companies under Term Note C shall be joint and several.

3D. THE INDEBTEDNESS: EQUIPMENT LINE OF CREDIT

3D.1 Lender agrees to make Advances to Annealing at any time and from time to time from the date hereof until the Equipment Line Maturity Date, not to exceed Seven Million One Hundred Sixty-Five Thousand Dollars ($7,165,000) in the aggregate. All of the Advances under this Section 3D shall be evidenced by the Equipment Line Note under which Advances (but not re-Advances) may be made, subject to the terms and conditions of this Agreement.

3D.2 The Equipment Line Note shall mature on the Equipment Line Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at the LIBO Rate. The amount and date of each Advance and the amount and date of repayment shall be noted on Lender’s records, which records will be conclusive evidence thereof absent demonstrable error.

3D.3 Annealing may request an Advance under this Section 3D upon the delivery to Lender of a Request for Equipment Line Advance executed by an authorized officer of Annealing, subject to the following:

(a) each such Request for Equipment Line Advance shall set forth the information required on the Request for Equipment Advance form annexed hereto as Exhibit “H” and shall attach a copy of the invoice(s) of the equipment to be purchased with the proceeds of the Advance;

(b) each such Request for Equipment Line Advance shall be delivered to Lender by 11:00 a.m. three (3) Business Days prior to the proposed date of Advance;

(c) the principal amount of such Advance shall be at least $250,000;

(d) a Request for Equipment Line Advance, once delivered to Lender, shall be irrevocable; and

(e) after the initial Advance, the amount of such Advance shall not exceed 80% of the “hard” cost (i.e., total cost excluding soft costs such as delivery, installation and warranty costs) of the equipment to be purchased with the proceeds of such Advance.

3D.4 The initial Advance under the Equipment Line Note in the amount of approximately $4,565,000 shall be used to renew and extend indebtedness outstanding under the Prior Credit Agreement, and to fund the Maxco Loan. Thereafter, the proceeds of Advances under the Equipment Line Note shall be used solely to finance the purchase of equipment for use in Annealing’s business.

3E. THE INDEBTEDNESS: EQUIPMENT TERM LOAN

3E.1 Bank agrees to loan to Annealing, on the Equipment Line Maturity Date, a sum equal to the principal amount of the Advances outstanding on such date under the Equipment Line Note. At the time of such borrowing, Annealing agrees to execute the Equipment Term Note with appropriate insertions as evidence of the indebtedness hereunder. The Equipment Term Loan made under this Section 3E shall be subject to the terms and conditions of this Agreement.

3E.2 The indebtedness represented by the Equipment Term Note shall be repaid in equal consecutive monthly principal installments, each in the amount of one eighty-fourth (1/84th) of the original principal amount of the Equipment Term Note, commencing on April 15, 2007, and on the 15th day of each month thereafter until the Equipment Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable.

3E.3 The proceeds of the Equipment Term Note shall be used solely to renew and extend the indebtedness outstanding on the Equipment Line Note on the Equipment Line Maturity Date.

3E.4 The Equipment Line Note shall bear interest at a rate per annum equal to the LIBOR Rate. Monthly payments of interest shall be payable on the last day of each Interest Period, commencing on the last day of the first Interest Period, and thereafter on the last day of each subsequent Interest Period. The LIBOR Rate, the Interest Period, and the amount and date of any repayment shall be noted on Lender’s records, which records will be presumed correct absent manifest error. Notwithstanding the foregoing, from and after the occurrence of any Event of Default, the Equipment Term Note shall bear interest, payable on demand, at a rate per annum equal three percent (3%) above the LIBOR Rate until the end of the then current Interest Period, at which time the Equipment Term Note shall bear interest at the rate of three percent (3%) above the Prime-based Rate. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The LIBOR Rate shall be reset at the end of each Interest Period.

4.	INTEREST ON REVOLVING CREDIT NOTE AND EQUIPMENT LINE NOTE; PREPAYMENTS

4.1 The Revolving Credit Note, the Equipment Line Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the LIBO Rate. Interest shall be payable monthly on the first Business Day of each month, commencing on October 1, 2006, and at maturity. Notwithstanding the foregoing, from and after the occurrence of any Event of Default and during the continuation thereof, the Indebtedness outstanding under the Revolving Credit Note and the Equipment Line Note shall bear interest, payable on demand, at a rate per annum equal to three percent (3%) above the Prime Rate. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate shall change on the effective date of any change in the LIBO Rate or Prime Rate, but not more frequently than daily.

4.2 (a) At their option and upon one (1) Business Day’s prior written, telephonic or telegraphic notice to the Lender, the Companies may prepay any portion of any Term Note in whole at any time or in part from time to time, with accrued interest on the principal being prepaid to the date of such prepayment. All prepayments of a Term Note made on the last day of the applicable Interest Period will be without premium or penalty. Any other prepayment will be subject to the provisions of Section 13.1.

(b) Term Loan A shall be subject to required principal reductions in the amount of 15% of Excess Cash Flow, payable in respect of each fiscal quarter (but based on Excess Cash Flow for the four fiscal quarters then ending) from and including the fiscal quarter ending September 30, 2006, and each fiscal quarter thereafter until Term Loan A has been paid in full, on the next installment due date under Term Loan A after the earlier of (i) the date of delivery of the Companies’ quarterly financial statements pursuant to Section 8.1(d) hereof for such fiscal quarter and (ii) 45 days after the end of each fiscal quarter. Unless paid on the due date thereof, all such payments shall be subject to Section 13.1.

(c)  (i)   Upon at least ninety (90) days’ prior written notice to Lender, Companies may at their option terminate this Agreement; provided, however, that no such termination shall be effective until Companies have paid all of the Indebtedness in immediately available funds. Any such notice of termination given by Companies shall be irrevocable and Companies shall be required to pay, on the termination date contained in such notice, all of the Indebtedness, in immediately available funds.

(ii) On the effective date of any such termination (but only if such termination is effective prior to August 28, 2009), Companies shall pay to Lender a termination charge (in addition to the then outstanding principal, accrued interest and other charges owing under this Agreement and the other Loan Documents), as liquidated damages for the loss of bargain and not as a penalty, in the amount of the Termination Charge Percentage of the Maxco Loan Amount.

As used in this Section 4.2(c)(ii), the following terms shall have the defined meanings below:

“Maxco Loan Amount” shall mean the principal amount of the Maxco Loan as of August 31, 2006

Termination Charge Percentage” shall mean 1.3% if termination is effective on or before August 28, 2007; 0.8% if termination is effective after August 28, 2007 and on or before August 28, 2008; and 0.4% if such termination is effective after August 28, 2008 and on or before August 28, 2009.

(iii) All of the Indebtedness shall be due and payable upon any termination of this Agreement. Except as otherwise expressly provided in this Agreement and the other Loan Documents, no termination shall in any way affect or impair the rights, powers or privileges of Lender or the obligations, duties or liabilities of Companies in any way relating to (a) any transaction or event occurring prior to such termination or (b) any of the undertakings, agreements, covenants or warranties of Companies contained in this Agreement or any other Loan Document. All of such undertakings, agreements, covenants and warranties of Companies shall survive such termination and Lender shall retain its liens and security interest in all collateral and its rights and remedies under this Agreement and the other Loan Documents notwithstanding such termination until Companies have paid the Indebtedness to Bank in full, in immediately available funds.

(d) Each partial prepayment of any Term Note shall be applied to the principal payments due thereunder in the inverse order of their maturities.

5.	SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION - REVOLVING CREDIT NOTE

5.1 For any period for which the applicable interest rate is the LIBO Rate, if Lender shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Lender, Lender shall have the option of maintaining and carrying the relevant Advance on the books of such LIBOR Lending Office.

5.2 In the event that Lender determines that by reason of (a) any change arising after the date of this Agreement affecting the interbank eurocurrency market or affecting the position of Lender with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Daily Fluctuating LIBO Rate then being determined is to be fixed, (b) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (c) any other circumstances affecting Lender or the interbank eurocurrency market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the Daily Fluctuating LIBO Rate plus the applicable spread shall not represent the effective pricing to Lender of accruing interest based upon the Daily Fluctuating LIBO Rate, then, and in any such event, the accrual of interest hereunder based upon the Daily Fluctuating LIBO Rate shall be suspended until Lender shall notify Annealing that the circumstances causing such suspension no longer exist and beginning on the date of such suspension interest shall accrue hereunder at a variable rate of interest per annum, equal to the Prime Rate.

5.3 In the event that on any date Lender shall have determined that accruing interest hereunder based upon the Daily Fluctuating LIBO Rate has become unlawful by compliance by Lender in good faith with any law, governmental rule, regulation or order, then, and in any such event, Lender shall promptly give notice thereof to Annealing. In such case, when required by law, interest shall accrue hereunder at a variable rate of interest per annum equal to the Prime Rate.

5.4 If, due to (a) the introduction of or any change in or in the interpretation of any law or regulation, (b) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (c) the failure of Annealing to pay any amount when required by the terms of this Agreement or the Revolving Credit Note, there shall be any loss or increase in the cost to Lender of accruing interest hereunder based upon the Daily Fluctuating LIBO Rate, then Annealing agrees that it shall, from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such loss or increased cost. A certificate as to the amount of such loss or increase cost, submitted to Annealing by Lender, shall be conclusive evidence, absent demonstrable error, of the correctness of such amount.

5.5 A late installment charge equal to five percent (5%) of each late installment (but not balloon payments)under any Note may be charged on any installment (but not balloon) payment not received by Lender within ten (10) calendar days after the installment due date but acceptance of this charge shall not waive any Default or Event of Default under this Agreement.

6.	CONDITIONS

6.1 Companies agrees to furnish Lender, prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Lender, with (i) certified copies of resolutions of the board of directors of each Company evidencing approval of the borrowings and transactions contemplated hereunder; (ii) a certificate of good standing from the state of each Company’s incorporation and from the state(s) in which Companies are required to be qualified to do business; (iii) an opinion of Companies’ legal counsel; (iv) evidence that after giving effect to the initial Advance under the Revolving Credit Note, Annealing has at least $2,000,000 in borrowing availability thereunder, and (v) such other documents and instruments as Lender may require.

6.2 As security for all indebtedness of Companies to Lender, Companies agree to furnish, execute and deliver to Lender, or cause to be furnished, executed and delivered to Lender, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Lender and supported by appropriate resolution in certified form authorizing same, the following:

(a) The BCGW Guaranty;

(b) Amendments to the Security Agreement and the Mortgages of Annealing’s property in North Vernon, Indian and Canton, Ohio, dated November 18, 2003;

(c) The Lansing Mortgage, together with a survey and a commitment for an ALTA loan policy in an amount not less than the principal amount of Term Loan C, each in form and substance satisfactory to Lender;

(d) Financing Statements required or requested by Lender to perfect all security interests to be conferred upon Lender under this Agreement and to accord Lender a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder); and

(e) Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Lender may request at any time.

6.3 Concurrently with the execution of this Agreement, Companies pay to Lender their non-refundable loan origination fee in the amount of $27,120.

7.	REPRESENTATIONS AND WARRANTIES

Each Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

7.1 Each Company is a corporation duly organized and existing in good standing under the laws of the State of Michigan; each Company is in good standing in each jurisdiction in which it is required to be qualified to do business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Notes by Companies, are within their corporate powers, have been duly authorized, are not in contravention of law or the terms of either Company’s articles of incorporation or bylaws and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and Notes, when issued and delivered, will be valid and binding on Companies in accordance with their terms.

7.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Notes by Companies, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which either Company is a party or by which it is bound.

7.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Companies is threatened against either Company, the outcome of which would reasonably be expected to materially impair either Company’s financial condition or the ability of either Company to carry on its business.

7.4 There are no security interests in, liens, mortgages, or other encumbrances on any of either Company’s assets, except to Lender or as otherwise permitted by this Agreement.

7.5 Neither Company maintains or contributes to any employee pension benefit plan subject to title IV of the “Employee Retirement Income Security Act of 1974" (herein called “ERISA”), except those set forth in attached Schedule 7.5. Neither Company has received notice of any withdrawal liability in connection with such pension plans, or notice of any existing material liability of either Company with respect to any pension plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto.

7.6 The audited Consolidated and Consolidating financial statements of Companies dated March 31, 2006, and the interim internally prepared financial statements of Companies dated June 30, 2006, previously furnished to Lender, were prepared in accordance with GAAP (provided, however, that any Company prepared financial statements may exclude footnotes and cash flow as required by GAAP) and fairly present in all material respects the financial condition of Annealing as of such date; since said dates there has been no material adverse change in the financial condition of Annealing; and to the best knowledge of Companies’ officers, neither Company has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and at the present time there are no material unrealized or anticipated losses from any present commitment of either Company.

7.7 The financial projections previously furnished by Companies to Lender were as of the date thereof and are as of the date of execution of this Agreement reasonable in all material respects.

7.8 All tax returns and tax reports of Companies required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Companies (or any of their properties) which are due and payable and for which the failure to pay would materially adversely affect their business or the value of their property or assets have been paid. The charges, accruals and reserves on the books of Companies in respect of the Federal income tax for all periods are adequate in the opinion of Companies.

7.9 As of the date hereof, there are no subsidiaries of Annealing other than BCGW.

7.10 Except as set forth in Schedule 7.10:

(a) Each Company, in the conduct of its business, is in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to it. Each Company has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted.

(b) Neither Company is a party to any litigation or administrative proceeding, nor so far as is known by Companies is any litigation or administrative proceeding threatened against either Company, which in either case (i) asserts or alleges that either Company violated Environmental Laws, (ii) asserts or alleges that either Company is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that either Company is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by either Company.

(c) Neither Company is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws; and to the best knowledge of Companies, neither Company has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

(d) Each Company has all permits, licenses and approvals required under applicable Environmental Laws.

7.11 Neither Company is an “investment company” within the meaning of the Investment Companies Act of 1940, as amended. Neither Company is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

7.12 Companies have good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by them under the Security Agreement and the Mortgages.

8. AFFIRMATIVE COVENANTS

Each Company covenants and agrees that it will, so long as Lender may make any advance under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

8.1 Furnish Lender:

(a) within ninety (90) days after and as of the end of each fiscal year of Companies, a detailed Consolidated and Consolidating balance sheet, statement of income and statement of cash flows of Companies as of the end of such fiscal year, prepared in accordance with GAAP and audited by independent certified public accountants satisfactory to Lender;

(b) within ninety (90) days after and as of the end of each fiscal year of Maxco, a consolidated balance sheet, statement of income and statement of cash flows of Maxco prepared on an audited basis by independent certified public accountants satisfactory to Lender, with attached schedule of consolidating financial information used in preparing the consolidated financial statements;

(c) within ninety (90) days after the end of each fiscal year of Annealing, an annual budget of Annealing for the then current year, to include a balance sheet, statement of income and expense, statement of cash flows and planned capital expenditures, and also including but not limited to, information pertaining to additions, replacements, rebuilds and ongoing maintenance.

(d) within forty-five (45) days after and as of the end of each fiscal quarter (including the fourth fiscal quarter) of Companies, a Consolidated and Consolidating balance sheet and statement of income of Companies for the quarter then ended and fiscal year-to-date, certified by an authorized officer of Annealing as being correct and accurate to the best of his knowledge;

(e) within fifteen (15) days after and as of the end of each month, including the last month of each fiscal year, (i) the monthly aging of Annealing’s accounts (and a schedule identifying each Eligible Account), and any such schedule shall be accompanied, if so requested by Lender, by a true and correct copy of the invoices evidencing Eligible Accounts, and by evidence of performance, (ii) the monthly aging of Annealing’s accounts payable, and (iii) an inventory report;

(f) Friday (or on a day otherwise agreed to by Lender in writing) of each week (or such other date as shall be agreed to in writing by Lender), a borrowing base report, each in form acceptable to Lender;

(g) such information as required by the terms and conditions of any security agreement referred to in this Agreement;

(h) within three (3) days of receipt, copies of all audit compliance letters and all certificates of registration and related appendices, with respect to the certifications referred to in Section 8.14; and

(i) promptly, and in form to be satisfactory to Lender, such other information as Lender may request from time to time.

8.2 Pay and discharge, all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue under standard business practices, unless and to the extent only that such payment is being contested in good faith with adequate reserves.

8.3 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Lender or property in which Lender shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Companies and Lender (as mortgagee) as their respective interests may appear, copies of all said policies, including all endorsements thereon and those required hereunder, to be deposited with Lender.

8.4 Permit Lender, through its authorized attorneys, accountants and representatives, to examine each Company’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Lender, which shall include but shall not be limited to collateral audits of Companies conducted by Lender at Companies’ expense, not to exceed $1,200 in any fiscal year (provided that such limitation shall not apply during the continuance of an Event of Default).

8.5 Promptly notify Lender after becoming aware of any Default or Event of Default under this Agreement, and promptly inform Lender of the existence or occurrence of any condition or event which could have a material adverse effect upon either Company’s financial condition.

8.6 Maintain in good standing all licenses required by the State of Michigan or any agency thereof, or other governmental authority that may be necessary or required for either Company to carry on its general business objects and purposes.

8.7 Comply with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

8.8 Promptly notify Lender after the occurrence thereof in writing of any of the following events:

(a) the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b) the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

(d) the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended, or any similar provision under the Internal Revenue Code of 1986, as amended;

(e) the withdrawal of a Company from a Pension Plan; or

(f) a reportable event, within the meaning of Title IV of ERISA.

8.9 Furnish Lender, upon Lender’s request, in form satisfactory to Lender, with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of Companies’ real and personal property, of every nature and description, whether now owed or hereafter acquired, to the extent that Lender may in its sole discretion require.

8.10 Furnish to the Lender concurrently with the delivery of each of the financial statements required by Sections 8.1(a) and (d) a statement prepared and certified by the chief financial officer of Annealing (or in such officer’s absence, a responsible senior officer of Annealing) (a) setting forth all computations necessary to show compliance by Companies with the financial covenants contained in Sections 8.11, 8.12 and 8.13 hereof, (b) stating that as of the date thereof, no Default or Event of Default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by Companies and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

8.11 Maintain, as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.2 to 1.

8.12 Maintain, as of the end of such fiscal quarter, a Leverage Ratio of not more than 2.6 to 1.

8.13 Maintain a Debt Ratio of not more than (a) 3 to 1 at September 30, 2006, and (b) 2.75 to 1 at the end of each fiscal quarter thereafter.

8.14 Maintain at all times Annealing’s TS-16949, ISO-9002 and ISO 14001 certifications, or (if such certificates are replaced) obtain and maintain at all times any and all successor certifications.

8.15 Maintain equipment maintenance expenditures at a level consistent with prior practice; and not permit any reduction in Annealing’s equipment maintenance program that causes or is reasonably likely to cause a reduction in value or functionality of Annealing’s equipment.

8.16 On or before January 31, 2007, cause the property tax description of the real property subject to the Lansing Mortgage (the “Lansing Property”) to be split so that no property other than the Lansing Property is included in such tax description.

8.17 Within two Business Days of funding the Maxco Loan, deliver to Lender the original Maxco Note endorsed in blank to Lender.

9. NEGATIVE COVENANTS

Each Company covenants and agrees that so long as Lender may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, without Bank’s prior written consent:

9.1 Purchase, acquire, or redeem any of its stock or other equity interests or make any material change in its capital structure.

9.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except sales of inventory in the ordinary course of its business.

9.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and guaranties in favor of Lender and guarantees described in attached Schedule 9.3.

9.4 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any equity interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

9.5 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

(a) to Lender;

(b) the Permitted Liens;

(c) liens described in attached Schedule 9.5; and

(d) liens and security interests upon fixed assets acquired by Companies after the date of this Agreement, provided that (i) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item(s) of property subject thereto; (ii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired, (iii) the lien or security interest does not extend to any property other than such item(s) of property and proceeds thereof, and (iv) the amount of indebtedness securing such liens does not exceed the maximum amount permitted by Section 9.13(d).

9.6 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Lender.

9.7 Alter the character of its business from that conducted as of the date of this Agreement.

9.8 Declare or pay any dividends or make any other distribution upon its capital stock.

9.9 Make or agree to make any non-funded Capital Expenditure if the amount thereof, plus all other non-funded Capital Expenditures made during the then current fiscal year, would exceed $1,000,000 in the aggregate for Companies.

9.10 Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Companies as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

9.11 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any Person, except:

(a) investments of surplus cash in cash equivalents;

(b) investments described on Schedule 9.11 attached hereto;

(c) investments not to exceed $25,000 in the aggregate outstanding at any one time; and

(d) the Maxco Loan

9.12 Enter into or become subject to any agreement (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of either Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

9.13 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(a) indebtedness to Lender;

(b) current unsecured trade payables and accrued liabilities arising in the ordinary course of either Company’s business;

(c) indebtedness described in attached Schedule 9.13; and

(d) purchase money indebtedness and finance leasing transactions incurred after the date hereof while no Default or Event of Default has occurred and is continuing in connection with the acquisition of new or used fixed assets in an aggregate amount not exceeding $200,000 in the aggregate at any time outstanding.

9.14 Permit its fiscal year to end on any day other than March 31.

9.15 Without limiting the provisions of Section 9.10, pay or agree to pay any management or similar fees to Maxco, Inc. or any other Affiliate.

10. ENVIRONMENTAL PROVISIONS

10.1 Each Company shall comply with all applicable Environmental Laws.

10.2 Each Company shall provide to Lender, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by either Company to a cleanup, removal, remedial action, or other response by or on the part of either Company under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from either Company for an alleged violation of Environmental Laws.

10.3 Each Company shall promptly notify Lender in writing as soon as either Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

10.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Companies shall, at the request of Lender, at their sole expense, retain an environmental consultant, acceptable to Lender, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to Lender upon completion.

10.5 At any time either Company, directly or indirectly through any environmental consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Companies shall promptly provide Lender with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Companies will promptly provide to Lender copies of all final findings and conclusions of any such environmental investigation.

10.6 Each Company hereby indemnifies, saves and holds Lender and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage to any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned or operated by either Company, or due to any acts of either Company or its officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising solely from events or conditions occurring while the Lender is in sole possession (subject to the rights of any creditors of Companies) of such property.

It is expressly understood and agreed that the indemnifications granted herein are intended to protect Lender, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Lender, or under any other document or agreement given to secure repayment of any indebtedness from Companies, whether or not such claims arise before or after Lender has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.

It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Companies to Lender.

10.7 Each Company shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

11. EVENTS OF DEFAULT

11.1 Upon occurrence of any of the following events of default:

(a) non-payment of any installment of the principal or interest of the Notes when due;

(b) non-payment of any other outstanding Indebtedness within ten (10) days of demand by Lender;

(c) default in the observance or performance of any of the conditions, covenants or agreements of Companies set forth in Sections 2.5, 8.1, 8.3, 8.4, 8.5, 8.8, 8.10, 8.11, 8.12, 8.13, 9 (in its entirety), 10.2, 10.3 or 10.5;

(d) default in observance or performance of any of the other conditions, covenants or agreements of Companies herein set forth, and continuance thereof for thirty (30) days;

(e) any representation or warranty made by Companies or any other Person herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

(f) default in the observance or performance of any of the conditions, covenants or agreements of Companies or any other Person set forth in any collateral document which may be given to secure the Indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder;

(g) default in the payment of any other obligation of either Company for borrowed money in an aggregate amount in excess of Ten Thousand Dollars ($10,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Ten Thousand Dollars ($10,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(h) judgment(s) for the payment of money in excess of the sum of Fifty Thousand Dollars ($50,000) in the aggregate shall be rendered against either Company and any such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and any such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(i) the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of either Company for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on either Company and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or either Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

(j) if there shall be any change for any reason whatsoever in the management, ownership or control of either Company which shall in the reasonable judgment of Bank materially adversely affect future prospects for the successful operation of either Company; or

(k) if BCGW shall revoke the BCGW Guaranty, or attempt to do so.

then, or at any time thereafter, unless such default is remedied, Lender may give notice to Companies declaring all outstanding indebtedness hereunder and under the Notes to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Notes shall immediately become due and payable without further notice and demand, and Lender shall not be obligated to make further Advances under this Agreement.

11.2 If a creditors’ committee shall have been appointed for the business of either Company; or if either Company shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets and such receiver, trustee or custodian so appointed shall not have been discharged within thirty (30) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within thirty (30) days from its entry, approving any petition for reorganization of either Company, then the Notes and all indebtedness then outstanding hereunder shall automatically become immediately due and payable and Lender shall not be obligated to make further Advances under this Agreement.

11.3 Upon the occurrence and during the continuance of an Event of Default, Lender shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreement or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Lender to Companies and/or any property of Companies in possession of Lender. Each Company agrees, upon request of Lender, to assemble the collateral and make it available to Lender at any place designated by Lender.

11.4 All of the Indebtedness shall constitute one loan secured by Lender’s security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Companies to Lender. Lender may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Lender, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Lender; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Companies or to such other Person or Persons as may be entitled thereto under applicable law. Companies shall remain liable for any deficiency, which Companies shall pay to Lender immediately upon demand.

11.5 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Lender from pursuing any other remedy for the recovery of any other sum to which Lender may be or become entitled for the breach of this Agreement by Companies.

12. MISCELLANEOUS

12.1 This Agreement shall be binding upon and shall inure to the benefit of Companies and Lender and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Lender hereunder shall be assignable or otherwise transferable by Companies.

12.2 Companies shall pay all closing costs and expenses, including, by way of description and not limitation, attorney fees, lien search fees, and appraisal fees incurred by Lender in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Companies may, at Lender’s option, be charged by Lender as an advance against the proceeds of the Notes. All costs, including actual attorney fees incurred by Lender in protecting or enforcing any of its or any of the Lender’s rights against Companies or any collateral or in defending Lender from any claims or liabilities by any party or otherwise incurred by Lender in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Lender which would not have been asserted were it not for Lender’s relationship with Companies hereunder, shall also be paid by Companies.

12.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

12.4 No delay or failure of Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Lender under this Agreement are cumulative and not exclusive of any right or remedies which Lender would otherwise have.

12.5 All notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 12.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies).

To Companies:

209 Mt. Hope Avenue
Lansing, Michigan 48910
Attention: Steven Wyatt
Fax No. (517) 482-7240

To Lender:

801 W. Big Beaver Road, 3rd Floor
Troy, Michigan 48084
Attention: Kevin Szachta
Fax No. (248) 244-3587

12.6 This Agreement and the Notes have been delivered at Troy, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Companies therefrom shall in any event be effective unless the same shall be in writing and signed by Lender, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

12.8 All sums payable by Companies to Lender under this Agreement or the other documents contemplated hereby shall be paid directly to Lender at its principal office set forth in Section 12.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Lender may charge any and all deposit or other accounts of Companies with Lender for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Companies’ obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

12.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Lender at the address designated for such payment, whether or not Lender has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Companies expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Lender shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Companies waive the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on behalf of Company. Companies agree that Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. Companies expressly agree that to the extent Lender receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Lender, to the extent that Lender did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Lender.

12.10 In the event Companies’ obligation to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Companies are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

12.11 COMPANIES AND LENDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

12.12 This Agreement shall become effective upon the execution hereof by Lender and Companies.

12.13 This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, which Prior Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Prior Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Indebtedness.

13.	SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION - TERM NOTES; PATRIOT ACT NOFICATION

13.1 If either Company makes any payment of principal with respect to a LIBOR Borrowing on a day which is not the last day of an Interest Period applicable to such LIBOR Borrowing, Companies will pay the Prepayment Premium to Lender on demand.

13.2 If, with respect to an Interest Period for any LIBOR Borrowing, Lender determines in its sole discretion, that, by reason of circumstances affecting the interbank Eurodollar market generally, deposits in United States dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market for such Interest Period, or the LIBOR Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the LIBOR Borrowing for such Interest Period, Lender shall promptly give notice thereof to Companies. Thereafter, until Lender gives notice to the Companies that such circumstances no longer exist, (a) the obligation of Lender to fund LIBOR Borrowings shall be suspended until such illegality is remedied, and (b) the Companies shall repay in full the then-outstanding principal amount of LIBOR Borrowings, together with accrued interest thereon, or such LIBOR Borrowings shall automatically be converted to the Prime Rate, on the last day of the then-current Interest Period applicable to each LIBOR Borrowing, and, in the event such conversion or repayment results in a financial charge to Lender, Companies will pay the Prepayment Premium to Lender on demand.

13.3 If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender to make, maintain or fund LIBOR Borrowings, Lender shall promptly give notice thereof to the Companies. Thereafter, (a) the obligation of Lender to fund LIBOR Borrowings shall be suspended until such illegality is remedied, and (b) the Companies shall repay in full the then-outstanding principal amount of LIBOR Borrowings, together with accrued interest thereon, or such LIBOR Borrowings shall automatically be converted to the Prime Rate, either: (1) on the last day of the then-current Interest Period applicable to such LIBOR Borrowings, or (2) immediately if Lender may not lawfully continue to fund and maintain such LIBOR Borrowings until such date, and, in the event such conversion or repayment results in a financial charge to Lender, Companies will pay the Prepayment Premium to Lender on demand.

13.4 If any governmental authority or regulatory agency, central bank or other comparable authority, shall at any time impose, modify or deem applicable any reserve (including, without limitation, the Reserve Requirement or any other reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender to Companies, or shall impose on Lender or the interbank Eurodollar market any other condition, guideline or request affecting LIBOR Borrowings, any Term Note or Lender’s obligation to make advances of LIBOR Borrowings, and the result of any of the foregoing, shall be to increase the cost to Lender of making or maintaining LIBOR Borrowings, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under any Term Note by an amount deemed by Lender to be material, then, within five (5) days after demand by Lender, Companies shall pay to Lender as additional interest such additional amount or amounts as will compensate Lender for such increased cost or reduction. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Lender’s determination of amounts payable under this Section shall be calculated as though Lender funded the applicable LIBOR Borrowings through the purchase of a Eurodollar deposit of the type, maturity and amount corresponding to the deposit used as a reference in determining the Base LIBOR Rate with respect to such LIBOR Borrowing, whether or not Lender in fact purchased such deposit. In such event, Lender shall have the option to immediately terminate Companies’ right to request LIBOR Borrowings, and the unpaid balance of any outstanding LIBOR Borrowings, with accrued interest at the highest rate permitted to be charged by stipulation in writing between Lender and Companies, at the option of Lender, shall immediately become due and payable. The obligations of the Companies under this Section shall survive payment of the Loans and termination of this Agreement.

13.5 If Lender shall determine that the adoption, amendment or revision of any applicable law, rule or regulation affecting Lender’s capital requirements or adequacy with respect to any Term Note, or the interpretation or administration thereof by any governmental authority or regulatory agency, central bank or other comparable authority, or compliance by Lender with any applicable law, rule or regulation affecting Lender’s capital requirements or adequacy with respect to any Term Note, or any request, interpretation or directive (whether or not having the force of law) of any governmental authority or regulatory agency, central bank or other comparable authority which affects Lender’s capital requirements with respect to any Term Note, has or would have the effect of reducing the rate of return on Lender’s capital to a level below the rate of return Lender would have realized in the absence of such adoption, amendment, revision, interpretation, administration or compliance (taking into account Lender’s policies with respect to capital adequacy) by an amount considered by Lender to be material, then, upon demand by Lender, Companies shall pay to Lender as additional interest or as fees, as determined by Lender in its sole discretion, such additional amount or amounts as will compensate Lender for such reduction in its rate of return. Such adjustments in interest or fees shall be imposed upon Lender’s demand and shall apply to the then outstanding principal balance of the Loans and to subsequent advances under this Agreement. In determining such amount or amounts, Lender shall use any reasonable averaging and attribution methods. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

13.6 In accordance with the requirements of this Section 13, if any Term Note shall bear interest at the Prime Rate, then interest shall be payable monthly on the unpaid principal balance of such Notes from time to time outstanding, commencing on the first day of the calendar month following the date on which the Prime Rate becomes effective. Interest shall be computed on a daily basis using a year of 360 days, and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

13.7 The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Companies: When either Company opens an account, the Lender will ask for such Company’s name, taxpayer identification number, business address, and other information that will allow the Lender to identify such Company. The Lender may also ask any Company’s legal organizational documents or other identifying documents.

WITNESS the due execution hereof as of the day and year first above written.

THE HUNTINGTON NATIONAL BANK	ATMOSPHERE ANNEALING, INC.

By:	By:

Its:	Its:

BCGW, INC.

By:

Its:

EXHIBIT “A”

TERM NOTE A

$3,285,000	Troy, Michigan August 28, 2006

FOR VALUE RECEIVED, ATMOSPHERE ANNEALING, INC., a Michigan corporation (“Annealing”), promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association (“Lender”), at 801 West Big Beaver, Troy, Michigan, in lawful money of the United States of America, Three Million Two Hundred Eighty Five Thousand Dollars ($3,285,000), together with interest thereon as hereinafter set forth.

This Note shall be payable in equal consecutive monthly principal installments in the amounts provided in Section 3A.2 of the Agreement (hereinafter defined), beginning September 28, 2006, and on the 28th day of each month thereafter until the Term Loan A Maturity Date, when the entire unpaid balance of principal and interest accrued thereon shall be due and payable.

The principal balance from time to time outstanding hereunder shall bear interest at the LIBOR Rate applicable under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note evidences borrowing under, is subject to, is secured in accordance with, may be prepaid in accordance with, and may be matured under the terms of the Amended and Restated Credit Agreement dated as of August 28, 2006, by and between Annealing, BCGW, Inc. and Lender (as the same may be amended or modified from time to time, “Agreement”) to which reference is hereby made. As additional security for this Note, Annealing grants Lender a lien on all property and assets, including deposits and other credits, of Annealing, at any time in possession or control of or owing by Lender for any purpose.

Annealing hereby waives presentment for payment, demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Lender, and Lender shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

ATMOSPHERE ANNEALING, INC.

By:

Its:

2

EXHIBIT “B”

REQUEST FOR ADVANCE

Pursuant to the Amended and Restated Credit Agreement dated as of August 28, 2006 (“Agreement”), the undersigned hereby requests THE HUNTINGTON NATIONAL BANK to make an Advance to the undersigned on ___________________, 200__, in the amount of _______________________________ Dollars ($_____________) under the Revolving Credit Note dated August ____, 2006, issued by Annealing (as defined in the Agreement) to said Lender (“Note”). The undersigned certifies that no Default or Event of Default (as such terms are defined in the Agreement) exists on the date hereof, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advances under such Note. If the amount advanced to Annealing under the Note shall at any time exceed the face amount thereof or any Advance formula applicable to Advances under such Note, the undersigned will immediately pay such excess amount.

The undersigned hereby authorizes said Lender to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Lender separately designated by the undersigned or as the undersigned may otherwise direct.

Dated this ______ day of _______________, 200__.

ATMOSPHERE ANNEALING, INC.

By:

Its:

EXHIBIT “C”

REVOLVING CREDIT NOTE

$6,000,000	Troy, Michigan August 28, 2006

On or before the Revolving Credit Maturity Date, ATMOSPHERE ANNEALING, INC., a Michigan corporation (“Annealing”), promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association (“Lender”), at 801 West Big Beaver, Troy, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Six Million Dollars ($6,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of the date hereof, by and between Annealing, BCGW, Inc. and Lender (as the same may be amended or modified from time to time, herein called “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the LIBO Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Annealing grants Lender a lien on all property and assets including deposits and other credits of Annealing, at any time in possession or control of or owing by Lender for any purpose.

Annealing hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Lender, and Lender shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Lender by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

ATMOSPHERE ANNEALING, INC.

By:

Its:

EXHIBIT “D”

EQUIPMENT TERM NOTE

$________________	Troy, Michigan March 15, 2007

FOR VALUE RECEIVED, ATMOSPHERE ANNEALING, INC., a Michigan corporation (“Annealing”), promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association (“Lender”), at 801 West Big Beaver, Troy, Michigan, in lawful money of the United States of America, __________________________________________________________________  Dollars ($_____________), together with interest thereon as hereinafter set forth.

Principal shall be payable in consecutive monthly installments in the amount of [one eighty-fourth (1/84th) of the original principal amount], beginning April 15, 2007, and on the 15th day of each month thereafter until the Equipment Term Loan Maturity Date, when the entire unpaid balance of principal and interest accrued thereon shall be due and payable.

The principal balance from time to time outstanding hereunder shall bear interest at the LIBOR Rate from time to time applicable thereto under the Agreement (as defined below) or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note evidences borrowing under, is subject to, is secured in accordance with, may be prepaid in accordance with, and may be matured under the terms of the Amended and Restated Credit Agreement dated as of August ____, 2006, by and between Annealing BCGW, Inc. and Lender (as the same may be amended or modified from time to time, “Agreement”) to which reference is hereby made. As additional security for this Note, Annealing grants Lender a lien on all property and assets, including deposits and other credits, of Annealing, at any time in possession or control of or owing by Lender for any purpose.

Annealing hereby waives presentment for payment, demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Lender, and Lender shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

ATMOSPHERE ANNEALING, INC.

By:

Its:

2

EXHIBIT “E”

TERM NOTE B

$2,680,000	Troy, Michigan August 28, 2006

FOR VALUE RECEIVED, ATMOSPHERE ANNEALING, INC., a Michigan corporation (“Annealing”), promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association (“Lender”), at 801 West Big Beaver, Troy, Michigan, in lawful money of the United States of America, Two Million Six Hundred Eighty Thousand Dollars ($2,680,000), together with interest thereon as hereinafter set forth.

The Indebtedness evidenced hereby shall be payable in equal consecutive monthly principal installments in the amounts provided in Section 3B.2 of the Agreement (hereinafter defined), beginning September 28, 2006, and on the 28th day of each month thereafter until the Term Loan B Maturity Date, when the entire unpaid balance of principal and interest accrued thereon shall be due and payable.

The principal balance from time to time outstanding hereunder shall bear interest at the LIBO Rate from time to time applicable thereto under the Agreement (as defined below) or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note evidences borrowing under, is subject to, is secured in accordance with, may be prepaid in accordance with, and may be matured under the terms of the Amended and Restated Credit Agreement dated as of August 28, 2006, by and between Annealing, BCGW, Inc. and Lender (as the same may be amended or modified from time to time, “Agreement”) to which reference is hereby made. As additional security for this Note, Annealing grants Lender a lien on all property and assets, including deposits and other credits, of Annealing, at any time in possession or control of or owing by Lender for any purpose.

Annealing hereby waives presentment for payment, demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Lender, and Lender shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

ATMOSPHERE ANNEALING, INC.

By:

Its:

2

EXHIBIT “F”

TERM NOTE C

$1,360,000	Troy, Michigan August 28, 2006

FOR VALUE RECEIVED, ATMOSPHERE ANNEALING, INC., a Michigan corporation, and BCGW, Inc., a Michigan corporation (“Companies”), jointly and severally promise to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association (“Lender”), at 801 West Big Beaver, Troy, Michigan, in lawful money of the United States of America, One Million Three Hundred Sixty Thousand Dollars ($1,360,000), together with interest thereon as hereinafter set forth.

The Indebtedness evidenced hereby shall be payable in equal consecutive monthly principal installments in the amounts described in Section 3C.2 of the Agreement (hereinafter defined), beginning September 28, 2006, and on the 28th day of each month thereafter until the Term Loan C Maturity Date, when the entire unpaid balance of principal and interest accrued thereon shall be due and payable.

The principal balance from time to time outstanding hereunder shall bear interest at the rate from time to time applicable thereto under the Agreement (as defined below) or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note evidences borrowing under, is subject to, is secured in accordance with, may be prepaid in accordance with, and may be matured under the terms of the Amended and Restated Credit Agreement dated as of August 28, 2006, by and between Companies and Lender (as the same has been and may hereafter be amended or modified from time to time, “Agreement”) to which reference is hereby made. As additional security for this Note, each Company grants Lender a lien on all property and assets, including deposits and other credits, of such Company, at any time in possession or control of or owing by Lender for any purpose.

Each Company hereby waives presentment for payment, demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Lender, and Lender shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

ATMOSPHERE ANNEALING, INC.

By:

Its:

BCGW, INC.

By:

Its:

2

EXHIBIT “G”
EQUIPMENT LINE NOTE

$7,165,000	Troy, Michigan August 28, 2006

On or before the Equipment Line Maturity Date, FOR VALUE RECEIVED, ATMOSPHERE ANNEALING, INC., a Michigan corporation (“Annealing”), promises to pay to the order of THE HUNTINGTON NATIONAL, a National banking association (“Bank”), at 801 West Big Beaver Road, Troy, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Seven Million One Hundred Sixty-five Thousand Dollars ($7,165,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to Section 3D of the Amended and Restated Loan Agreement dated as of August ____, 2006, by and between Annealing, BCGW, Inc. and Lender (“Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the LIBO Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which advances and repayments (but not readvances) may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Annealing grants Bank a lien on all property and assets including deposits and other credits of the Annealing, at any time in possession or control of or owing by Bank for any purpose.

Annealing hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

ATMOSPHERE ANNEALING, INC.

By:

Its:

EXHIBIT “H”

REQUEST FOR EQUIPMENT LINE ADVANCE

Pursuant to the Amended and Restated Loan Agreement dated as of August 28, 2006 (“Agreement”), the undersigned hereby requests THE HUNTINGTON NATIONAL BANK (“Lender”) to make an Advance to the undersigned on _____________, 200___, in the amount of _________________________________________________________________ DOLLARS $_______________, under the $6,450,000 Equipment Line Note dated August ____, 2006 issued by the undersigned to Lender (“Note”).

The undersigned certifies that (i) no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder and (ii) the amount of the requested Advance does not exceed 80% of the hard cost of the equipment being purchased.

Attached hereto are a description of the equipment to be purchased with the proceeds of this Advance and an invoice or other evidence of the purchase price thereof.

The undersigned hereby authorizes said Lender to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Lender separately designated by the undersigned or as the undersigned may otherwise direct.

Dated this ____ day of ______________, 200___.

ATMOSPHERE ANNEALING, INC.

By:

Its:

1

SCHEDULE 1.1

ATMOSPHERE ANNEALING, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
(BASIS POINTS PER ANNUM)
BASIS FOR PRICING	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
LEVERAGE RATIO[1]	<0.45:1.00	> 0.46:1.00 BUT < 0.79	> 0.80: 1.00 BUT < 1.25	> 1.26:1.00 BUT < 1.75	> 1.75: 1.00

REVOLVING CREDIT/LIBO	100	115	125	160	175

REVOLVING CREDIT/PRIME	-50	-50	-50	-50	-50

EQUIPMENT LINE NOTE AND EQUIPMENT TERM NOTE/LIBOR	150	160	170	190	220

EQUIPMENT LINE NOTE AND EQUIPMENT TERM NOTE/PRIME	0	0	0	0	0

TERM NOTE A/LIBOR	175	200	225	250	275

TERM NOTE B AND TERM NOTE C/LIBOR	120	140	160	180	200

TERM NOTE A/PRIME	50	50	50	50	50

TERM NOTE B AND TERM NOTE C/PRIME	-25	-25	-25	-25	-25

1   As defined in the Credit Agreement

SCHEDULE 7.5

PENSION PLANS

401(k) Plan

SCHEDULE 7.10

ENVIRONMENTAL DISCLOSURES

Atmosphere Annealing
October 30, 2003

North Vernon, Indiana

Letter of Warning from IDEM Air Section Chief on March 30,1998 and Draft Permit identifying enforcement issues dated February 11, 2001. These air issues, which relate to permit of shot blast equipment, were resolved without penalty by making an acknowledgment of new air requirements in accordance with IDEM’s August 24, 2001 letter.

Property was identified as contaminated upon acquisition in about 1995, and immediate predecessor of current Atmosphere Annealing performed response actions that cleaned up contamination after acquisition.

The Company site is a property under Indiana law because it routinely supplies Section 312 reports under 42 USC 11022.

IDEM Air Compliance Branch sent violation letter for failure to send a compliance certification. The Company will comply and send it.

In January 2004, IDEM requested additional documentation for the annual compliance certification filed for calendar year 2003. Atmosphere Annealing provided the requested documentation to resolve the issue.

In February 2005, IDEM issued a letter accepting the Atmosphere Annealing “notice of intent” letter that requested coverage under an updated general storm water discharge permit.

In March 2006, IDEM issued a notice of violation because the annual compliance certification for calendar year 2004 had not been filed. Atmosphere Annealing subsequently filed the required certification.

Canton, Ohio

Letter of Violation issued April 21, 2003 by Ohio EPA related to alleged hazardous waste regulations. The Company replied to the allegations, and the Ohio EPA on October 14, 2003 found that the Company had “returned to compliance”.

In 2006, power-washing the concrete containment in the area near the hazardous waste accumulation tank completed closure of the hazardous waste management unit comprised of the tank and containment. OEPA does not need to approve this action or the completion of closure.

Company received notices of violations of its sewer use permit from Canton’s Water Pollution Control Center on December 29, 1998; January 21, 1999; December 22, 1999; July 21, 2000; July 13, 2001; January 16, 2002; December 6, 2002, and July 8, 2003. The Company has responded and where necessary corrected the alleged violations.

Some contamination was cleaned up at time of acquisition in 1985 by current Atmosphere Annealing’s immediate predecessor.

Lansing, Michigan

Mt. Hope Street facility

Letter of Violation in 2000 from MDEQ Air Quality Division alleging nuisance emissions. Company investigated allegations and concluded that the allegations were unsubstantiated and were unlikely to recur even if they were substantiated. No further written notice has been sent.

MDEQ communication in 2003 regarding odor complaint by alleged neighbor. The company has not found any proof to support claim, although it is considering some minor changes to exhaust stacks.

MDEQ Waste Management Division sent letter of warning alleging certain waste reporting and recordkeeping violations. The Company has resolved the allegations per the MDEQ WMD=s letter of December 11, 1998.

In November 2005, a piece of metal punctured a diesel fuel tank on a truck picking up parts at the plant. The fuel ran onto a paved area and some of it flowed off the pavement into the soil. In March 2006 the imported soil was excavated and transported for offsite disposal at the Venice Park Landfill in Lennon, Michigan. Verification sampling was done and PM Environmental recommended that no further site investigation was needed.

Certain Recognized Environmental Conditions (RECs) have been identified in a Phase I ESA Report dated December 10, 2004. The RECs have been investigated the results of which are included in a Phase II ESA Report dated October 20, 2005, and a Phase II ESA/Asbestos Inspection Report dated February 14, 2006. A Due Care Plan has been completed. All of these reports were prepared by PM Environmental, Inc. and copies have been provided to The Huntington National Bank.

Certain asbestos containing materials were identified in an Asbestos Inspection Report dated January 20, 2006. Those materials were found to be non-friable and no immediate response was required. An Operations and Maintenance Plan has been completed.

Bassett Street facility

Atmosphere Annealing was identified as potentially responsible party (PRP) by US EPA for generating material allegedly released at AABCO facility in Detroit, Michigan, which resulted in the United States incurring response costs. The company later paid $3,000 to PRP group to resolve claims for these response costs.

2

The Company, as a result of a RCRA inspection, received notice in December 2001 about RCRA violations related to containers, reporting and recordkeeping requirements. The Company’s consultant indicates that those items have been resolved.

In June 2005, MDEQ issued a letter of violation because the operating differential pressure of the acid gas scrubber was less than that specified in the permit. Atmosphere Annealing modified the permit to reflect the actual operating pressure, which was an administrative change that had no effect on the performance of the scrubber system.

DOT inspection in November 2003 revealed that the regulations require the plant to have a transportation security plan (TSP) because of periodic shipments of hazardous materials that are byproducts of the phosphate line. Atmosphere Annealing subsequently prepared a TSP.

Certain Recognized Environmental Conditions (RECs) have been identified in a Phase I ESA Report dated December 10, 2004. No further investigation has been done to date. This report was prepared by PM Environmental, Inc. and a copy has been provided to The Huntington National Bank.

3

SCHEDULE 9.3

GUARANTEE MATTERS

None.

SCHEDULE 9.5

PERMITTED LIENS

Michigan

Secured Party	Date	File Number
LeaseNet Group, Inc.	08-19-04	2004166047-7

LeaseNet Group, Inc.	01-11-05	2005008431-3

LeaseNet Group, Inc.	08-02-06	2006133916-5

American Axle & Manufacturing, Inc.	07-24-02	D938102

IBM Credit LLC	07-19-06	2006126379-6

NBD Bank	09-04-97	D276516

Capitol National Bank	12-01-97	D310562

Formtech Industries LLC	04-10-06	2006063582-1

Indiana

Secured Party	Date	File Number
Caterpillar Financial Services	06-18-04	2004123654-3

Toyota Motor Credit Corporation	01-19-06	2006012012-3

Toyota Motor Credit Corporation	01-19-06	2006012013-5

SCHEDULE 9.11

EXISTING INVESTMENTS

None.

SCHEDULE 9.13

PERMITTED DEBT

Chase indebtedness secured by a mortgage on BCGW, Inc.’s real property located at 1801 Basset Street, Lansing, Michigan 48915

Certain indebtedness with LeaseNet Group, Inc.